Exhibit 99.1

Viasat Announces $175 Million Strategic Equity Investment

CARLSBAD, Calif., July 23, 2020 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced the closing of a $175 million common stock investment from affiliates of Intercorp, and affiliates of The Baupost Group, L.L.C. (“Baupost”), Viasat’s largest shareholder. Under the terms of the investment, the investors purchased an aggregate of 4,474,559 shares of common stock at a price of $39.11 per share, representing a premium of $1.00, or 2.6%, to Viasat’s closing share price on July 22, 2020, and a 5.1% premium to Viasat’s volume weighted average price over the 15 trading day period ending July 22, 2020.

Viasat intends to use the proceeds for general corporate purposes, which may include financing costs related to the purchase, launch and operation of satellites, potential acquisitions, joint ventures and strategic alliances, working capital or capital expenditures.

“The need for more affordable, high-quality, fast internet connectivity virtually everywhere in the world has never been more apparent than in today’s environment. We are hard at work on contributing to the solution: sustaining progress on our next-generation ViaSat-3 global constellation and expanding our geographic and market presence,” said Mark Dankberg, Viasat’s chairman and CEO. “Intercorp’s investment advances our strategic partnership throughout Central and South America, and the investment by Baupost expands our relationship with our largest shareholder.”

Additional information regarding this announcement may be found in the Form 8-K that will be filed today with the U.S. Securities and Exchange Commission.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Forward-Looking Statement

This press release contains forward-looking statements that are entitled to the protection of the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements about Viasat’s ability to capitalize on the strategic investments provided by Intercorp and/or Baupost. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the ability to realize the anticipated benefits of Intercorp’s or Baupost’s investment transactions; regulatory constraints in the communications industry; Viasat’s response to technological changes, increased competition and shifting market demand; contractual problems, product defects, manufacturing issues or delays, regulatory issues, and technologies not being developed according to anticipated schedules, or that do not perform according to expectations. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Copyright © 2020 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Chris Phillips, Corporate Communications & Public Relations, +1 760-476-2322, Christina.Phillips@viasat.com June Harrison, Investor Relations, +1 760-476-2633, IR@viasat.com

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